Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-163628, 333-186324, 333-214345 and 333-256379) on Form S-8 of our reports dated February 21, 2024, with respect to the consolidated financial statements of Pebblebrook Hotel Trust and the effectiveness of internal control over financial reporting.

Our report dated February 21, 2024, on the consolidated financial statements refers to a change in the method of accounting for convertible debt effective January 1, 2021 due to the adoption of Accounting Standards Update No. 2020-06.

/s/ KPMG LLP

McLean, Virginia
February 21, 2024